SOFTECH, INC.

                            460 Totten Pond Road
                        Waltham, Massachusetts  02154

                           NOTICE OF ANNUAL MEETING


To the Stockholders of                                 September 28, 1995
SOFTECH, INC.

      Notice is hereby given that the Annual Meeting of Stockholders of SofTech, Inc. (the "Company") will be held at the Company's corporate headquarters, 460 Totten Pond Road, Waltham, Massachusetts 02154, on Wednesday, November 1, 1995, at 4:30 p.m. for the following purposes:

      1. To elect a class of one Director to hold office until the Annual Meeting of Stockholders in 1998;

      2. To ratify the appointment of Coopers & Lybrand as the Company's independent public accountants for the fiscal year ending
           May 31, 1996; and

      3. To consider and act upon any other matters which may properly come before the meeting or any adjournments thereof.


                                       By Order of the Board of Directors




                                       Richard E. Floor, Clerk



WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.



                               PROXY STATEMENT
                                     FOR
                       ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD NOVEMBER 1, 1995

                                SOFTECH, INC.
                            460 Totten Pond Road
                        Waltham, Massachusetts  02154

                                                          September 28, 1995


               INFORMATION CONCERNING SOLICITATION AND VOTING

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SofTech, Inc., a Massachusetts corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Company's corporate headquarters, 460 Totten Pond Road, Waltham, Massachusetts 02154, on Wednesday, November 1, 1995, at 4:30 p.m., and at any adjournment thereof. This Proxy Statement and enclosed form of Proxy are first being sent or given to stockholders on or about October 3, 1995.

      Stock transfer books will not be closed, but the Board of Directors has fixed the close of business on September 18, 1995 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were outstanding 4,061,776 shares of the Company's Common Stock, par value $.10 per share, and the holders thereof will be entitled to one vote for each share held by them.

      All proxies in the enclosed form that are properly executed and returned to the Company will be voted at the Annual Meeting or any adjournment thereof in accordance with any specifications thereon, or, if no specifications are made, will be voted FOR the nominee in proposal 1 and FOR proposal 2. Any proxy may be revoked by any stockholder who attends the meeting and gives oral notice of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering a written revocation or a duly executed proxy bearing a later date to the Clerk of the Company.

      A proxy may confer discretionary authority to vote with respect to any matter which management does not know, a reasonable time before the date hereof, is to be presented at the Annual Meeting. At the date hereof the management of the Company has no knowledge of any business other than the matters set forth in the Notice of Annual Meeting of Stockholders that will be presented for consideration at the Annual Meeting and which would be required to be set forth in this proxy statement or on the related proxy card. If any other matter is properly presented to the Annual Meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

      Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

      The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, in person or by telephone. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will provide reimbursement for the cost of forwarding the material in accordance with customary charges. The Company has retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies at an estimated cost of approximately $700 plus out-of-pocket costs and expenses.

      The Annual Report to Stockholders of the Company for the fiscal year ended May 31, 1995 is enclosed.


                    NOMINATION AND ELECTION OF DIRECTORS

      The Company's Articles of Organization provide that the Board of Directors will be divided into three classes, each class to consist as nearly as possible of one-third of the Directors. The term of office of the Directors of each class expires at the Annual Meeting of Stockholders three years subsequent to their election. Directors of only one class are elected at each Annual Meeting of Stockholders.

      The Company's Board of Directors has nominated Mr. Glenn P. Strehle for election as a Director at the Annual Meeting. The persons named in the enclosed Proxy intend to vote to elect such nominee as a Director unless otherwise instructed. This nominee is to be elected to hold office until the Annual Meeting of Stockholders in 1998 and until his or her successor is chosen and qualified. Information regarding this nominee and incumbent Directors of the Company is set forth below.

Nominee for Election as Director

      Glenn P. Strehle, 59, for a term expiring 1998; Mr. Strehle has been Vice President of Finance of Massachusetts Institute of Technology, an educational institution, since June 1, 1994, and was its Vice President and Treasurer since prior to 1990. Mr. Strehle has been a Director of the Company since 1969. Mr. Strehle is also a Director of BayBanks, Inc. and Liberty Mutual Insurance Companies and serves as a Trustee of Property Capital Trust.

      The Company believes that the above-named nominee for Director will be able to serve. If the nominee should be unable to serve, the individuals named in the enclosed Proxy may vote for a substitute nominee designated by the Board of Directors at the time, or the size of the Board will be reduced. The Company knows of no reason why the nominee will be unable to serve.

      The Board of Directors recommends a vote FOR the election of this nominee.

Incumbent Directors

      Joseph C. McNay, 61, term expires in 1996; Mr. McNay has been Chairman of the Board of Essex Investment Management Company, Inc., an investment advisory firm, since prior to 1990. Mr. McNay has been a Director of the Company since 1981. Mr. McNay is also a Director of Alpha 1 Biomedicals, Inc. and MPSI Systems, Inc.

      Norman L. Rasmussen, 66, term expires in 1997; Mr. Rasmussen has been President and Chief Executive Officer of the Company since May 1992 and served as the Company's acting President and Chief Executive Officer from August 1991 to April 1992. Mr. Rasmussen has been a Director of the Company since 1974. From prior to 1990 to May 1992 Mr. Rasmussen was President, Treasurer and a Director of Teleprocessing, Inc., a computer consulting firm.

Security Ownership of Management

      Information concerning beneficial ownership of the Company's Common Stock as of September 1, 1995 by each nominee, Director, executive officer named in the "Summary Compensation Table" on page 8, and all Directors and executive officers of the Company as a group is set forth below:

                                                                    Percentage of
                                             Shares of               Outstanding
                                            Common Stock            Common Stock
                                            Beneficially            Beneficially
                                             Owned as of             Owned as of
Name of Beneficial Owner                September 1, 1995(1)    September 1, 1995(2)
------------------------                --------------------    --------------------

Norman L. Rasmussen                          161,275(3)                3.88%
Mark R. Sweetland                             76,368(3)                1.86%
Joseph C. McNay                               48,000(3)                1.18%
Glenn P. Strehle                              31,000(3)                  *
Joseph P. Mullaney                            18,099(3)                  *
Sean Q. Flynn                                 66,666(3)                1.63%
Jean J. Croteau                               14,000(3)                  *
All Directors and executive officers
 as a group (7 persons)                      415,408(4)                9.74%

<F1> *     Less than one percent (1%).
<F2> (1)   Based upon information furnished by the persons listed.  Except as otherwise noted, all persons have sole voting and investment power over the shares listed. A person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.
<F3> (2)   There were 4,061,776 shares outstanding on September 1, 1995.  In addition, 203,888 shares issuable upon exercise of stock options held by certain Directors and executive officers of the Company are deemed to be outstanding as of September 1, 1995 for purposes of certain calculations in this table. See notes 3 and 4 below.



<F4> (3)   Includes shares issuable under stock options as follows:
           Mr. Rasmussen--98,222 shares;  Mr. Sweetland--41,000 shares;
           Mr. McNay--10,000 shares; Mr. Strehle--10,000 shares;
           Mr. Mullaney--14,000 shares; Mr. Flynn--16,666 shares; and
           Mr. Croteau--14,000 shares.
<F5> (4)   Includes 203,888 shares issuable upon exercise of stock options held by all Directors and executive officers as a group.


Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Section 16 reporting persons"), to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Section 16 reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and on written representations that no other reports were required, during the fiscal year ended May 31, 1995, the
Section 16 reporting persons complied with all Section 16(a) filing requirements applicable to them, except that: (i) Mr. Strehle inadvertently failed to file a Form 4 with the SEC with respect to one acquisition of Common Stock and inadvertently failed to file a Form 5 on a timely basis with the SEC with respect to such acquisition of Common Stock; (ii) Mr. Flynn inadvertently failed to file a Form 3 with the SEC when he became a reporting person; and (iii) Mr. Rasmussen inadvertently failed to file a Form 5 on a timely basis with the SEC with respect to one exercise of stock options. All such filings are currently being made.

Board of Directors and Committee Meetings

      During the fiscal year ended May 31, 1995, the Board of Directors of the Company held five meetings, the Audit Committee two meetings, and the Compensation Committee four meetings. Each Director attended more than 75% of the aggregate number of Board meetings and meetings of committees held on which the Director served.

      Messrs. McNay, Strehle, and Rasmussen comprise the Audit Committee of the Board of Directors. The Audit Committee recommends the engagement of the Company's independent accountants. In addition, the Audit Committee reviews comments made by the independent accountants with respect to internal controls and considers any corrective action to be taken by management; reviews internal accounting procedures and controls within the Company's financial and accounting staff; and reviews the need for any non-audit services to be provided by the independent accountants.

      Messrs. Rasmussen and Strehle comprise the Compensation Committee of the Board of Directors. The Compensation Committee recommends salaries and bonuses for officers and general managers and establishes general policies and procedures for salary and performance reviews and the granting of bonuses to other employees. It also administers the Company's 1994 Stock Option Plan.


                           PRINCIPAL STOCKHOLDERS

      The following table sets forth as of September 1, 1995 (except as otherwise indicated) certain information concerning beneficial owners of five percent or more of the Company's issued and outstanding Common Stock.

                                                              Percentage of
                                          Shares of            Outstanding
                                        Common Stock          Common Stock
                                        Beneficially          Beneficially
      Name and Address of                Owned as of           Owned as of
       Beneficial Owner               September 1, 1995    September 1, 1995(1)
      -------------------             -----------------    --------------------

Bennett, Barry M.; Bennett,              281,497                  6.93%
Elizabeth A.
1482 River Road
New Hope, PA 18938

Dimensional Fund Advisors, Inc.          243,800(2)               6.00%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

<F1>   There were 4,061,776 shares of Common Stock outstanding on
       September 1, 1995.
<F2>   Based upon information provided on an amended Schedule 13G by
       Dimensional Fund Advisors dated January 31, 1995.

              COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Non-Employee Directors

      For the 1995 fiscal year, fees were paid to non-employee Directors at a rate of $3,000 per year plus $1,000 for each Board and committee meeting attended. Employee Directors are not paid any fees or additional compensation for service as members of the Board of Directors or any committee thereof.

      Pursuant to the Company's 1994 Stock Option Plan (the "1994 Stock Option Plan"), non-employee Directors may be granted non-qualified options to purchase shares of Common Stock of the Company. The Compensation Committee of the Board of Directors administers the 1994 Stock Option Plan and determines which Directors will receive stock options, the number of shares subject to each stock option, the vesting schedule of the options, and the other terms and provisions of the options granted. Stock options typically terminate upon a Director leaving his or her position for any reason other than death or disability. No option may be exercised after the expiration of ten years from its date of grant. During the fiscal year ended May 31, 1995, no options were granted to non-employee Directors.

Compensation of Executive Officers

Summary Compensation Table

      The following table summarizes the compensation paid to the President and Chief Executive Officer of the Company and each of the Company's four other most highly compensated executive officers (the "Named Executives") during or with respect to the 1993, 1994 and 1995 fiscal years for services in all capacities to the Company.

                                                                                          Long Term
                                              Annual Compensation                    Compensation Awards
                                    -----------------------------------------   ------------------------------
                                                                                                    All Other
        Name and           Fiscal                              Other Annual         Options       Compensation
   Principal Position       Year    Salary($)(1)   Bonus($)   Compensation($)   (No. of Shares)       ($)(2)
   ------------------      ------   ------------   --------   ---------------   ---------------   ------------


Norman L. Rasmussen         1995      198,282         --            --                  --          229,052(3)
 President and Chief        1994      180,000      290,517          --               110,000         25,169
 Executive Officer          1993      162,500       65,000       32,268(4)              --           13,399

Mark R. Sweetland           1995      150,000         --         37,500(5)              --            4,620
 Vice President             1994      110,000       86,874          --                 5,000         14,589
                            1993       69,875       29,875          --                 8,000          2,930

Sean Q. Flynn               1995      140,416       78,042          --                  --            2,175
 Vice President             1994        N/A
                            1993        N/A

Jean J. Croteau             1995      105,000         --         87,051(6)              --            2,552
 Vice President -           1994       82,150       72,818          --                25,000         12,130
 Business Operations        1993       84,938       15,800          --                  --            3,810

Joseph P. Mullaney          1995      125,000         --            --                  --            2,290
 Vice President and         1994       85,104       64,573          --                25,000         11,984
 Chief Financial Officer    1993       86,700       15,500          --                 5,000          3,928

<F1>  Includes amounts deferred by Messrs. Rasmussen, Sweetland, Flynn,
      Croteau and Mullaney under the Company's 401(k) plan.


<F2>  Amounts listed in this column reflect the Company's contributions to each of the Named Executive's accounts under the Company's profit sharing retirement plan.
<F3>  Includes $226,215 paid as deferred compensation in accordance with employment agreement for the purpose of purchasing an annuity contract.
<F4>  Includes a $15,768 interest-free loan.
<F5>  Amount paid as an advance against salary to be paid in fiscal 1996.
<F6>  Represents commission paid based upon collection of receivables outstanding after the sale of the Company's Government Services
      Division.

Option Grants in Last Fiscal Year

      There were no stock options granted during the 1995 fiscal year to any executive officer or Director of the Company. No stock appreciation rights ("SARs") have been granted.

Aggregate Option Exercises in Last Fiscal Year and Option Value at May 31,
1995

      The following table sets forth the shares acquired and the value realized upon exercise of stock options during the 1995 fiscal year by the President and Chief Executive Officer and each Named Executive and certain information concerning the number and value of unexercised options.

                                                                                           Value of Unexercised
                                                           Number of Unexercised           In-the-Money Options
                         Number of                       Options as at May 31, 1995         at May 31, 1995($)
                      Shares Acquired       Value        --------------------------    ----------------------------
Name                    on Exercise     Realized($)(1)   Exercisable/Unexercisable     Exercisable/Unexercisable(2)
----                  ---------------   --------------   -------------------------     ----------------------------

Norman L. Rasmussen       20,000           $105,000            95,815/85,185                  $212,625/--
Mark R. Sweetland           --                --               40,000/3,000                     47,000/4,875
Sean Q. Flynn               --                --               16,667/83,333                        --/--
Jean J. Croteau             --                --               14,000/15,000                     6,750/--
Joseph P. Mullaney          --                --               14,000/16,000                     6,625/2,500

<F1>  Market value on exercise date less the exercise price.
<F2>  Market value of underlying securities at May 31, 1995 based on a per share value of $4.125 less the aggregate exercise price.

Employment Contracts

      As disclosed in last year's Proxy Statement, the Company and Mr. Rasmussen are parties to an Employment Agreement dated as of January 1, 1994 (the "Employment Agreement") which terminates on and provides for the employment of Mr. Rasmussen by the Company through December 31, 1996, subject to renewal as provided therein. Pursuant to the Employment Agreement, Mr. Rasmussen is entitled to (i) a base salary (currently $200,000) which is subject to increase annually by the Board of Directors,
(ii) an annual bonus as a percentage of his base salary based on his success and contribution in achieving goals specified by the Board of Directors with respect to the pre-tax earnings per share of the Company assuming certain revenue targets have been met or exceeded (the "Executive Incentive Plan"),
(iii) an automobile allowance in the amount of $650 per month, (iv) such other incentive compensation, employee benefits and perquisites consistent with the Company's employee benefit plans, policies and arrangements in effect from time to time, and (v) deferred compensation in the form of options to purchase 100,000 shares of the Company's Common Stock, subject to vesting.

      If the Company reaches pre-established revenue targets and pre-tax earnings per share goals, Mr. Rasmussen's annual bonus would be 40% of his base salary. For each percentage increase in pre-tax earnings per share in excess of such pre-tax earnings per share goals Mr. Rasmussen receives an increased bonus based on a pro rata percentage of his base salary. No bonus is paid if the Company fails to reach either 100% of the pre-established revenue target or 75% of the pre-tax earnings per share goals.

      Pursuant to the terms of the Employment Agreement, the Company has established a deferred compensation plan for Mr. Rasmussen's retirement. On December 16, 1994, the Employment Agreement was amended to provide payments by the Company to Mr. Rasmussen in the amount of $226,215 on each of December 31, 1994, December 21, 1995 and December 31, 1996, provided that Mr. Rasmussen is employed by the Company on these respective dates. The net amount of such bonus, after taxes, shall be applied to the purchase of variable annuity contracts with distributions beginning on or after January 1, 1999.

      The Employment Agreement provides that, as long as Mr. Rasmussen is employed by the Company, he may not, directly or indirectly, engage in any business (other than Teleprocessing, Inc. and Boston Software Works, Inc.) the activities or products of which are competitive with those of the Company. Under the Employment Agreement, Mr. Rasmussen may not, either during or after his employment with the Company, disclose to any person any secret or confidential information of the Company.

Compensation Committee Interlocks and Insider Participation

      Mr. Rasmussen, the President, Chief Executive Officer and a Director of the Company, and Mr. Strehle, Vice President for Finance and Treasurer of MIT and a Director of the Company, served as members of the Compensation Committee of the Company's Board of Directors during the fiscal year ended May 31, 1995. Each of Messrs. Rasmussen and Strehle participated in the deliberations concerning compensation of all executive officers other than himself. In addition, Mr. Rasmussen owns of record 59.4% of the outstanding capital stock of Teleprocessing, Inc. ("TPI"), a computer consulting firm based in Boston, Massachusetts.

Report of the Board Compensation Committee on Executive Compensation

General

      The Compensation Committee of the Board of Directors (the "Committee") is composed of Messrs. Rasmussen and Strehle and meets or takes action as many times during a year as is deemed necessary. The Committee's responsibilities include making recommendations to the Board for officers and general managers on the key components of the Company's executive compensation program, base salary, annual incentive awards, long-term incentives in the form of stock options, and other benefits typically offered to executives by comparable corporations.

Compensation Philosophy

      The Company's compensation program has been designed to:

      * Support a pay for performance policy that differentiates in compensation amounts based on Company and individual performance;

      * Provide compensation opportunities that are comparable to those offered by other leading companies, thus allowing the Company to retain and compete for fully qualified executives who are in the very competitive high technology and professional services marketplace; and

      * Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock of the Company.

      Consistent with the objectives of the compensation philosophy, the percentage of an executive's potential total compensation that is based on performance incentives increases with their level of responsibility. This results in an executive's total compensation varying from year to year based on the performance of the Company and the individual.

Base Salaries

      Base salary levels for the President and CEO, other officers, and general managers are reviewed annually by the Committee. Certain of the named officers and general managers were granted base salary increases effective during the year based upon a number of factors, including individual performance, and contributions towards the growth of the Company.

Annual Cash Incentives

      All officers and general managers participate in an Executive Incentive Plan, which compensates these individuals in the form of cash bonuses. Awards under this plan are based on (1) the attainment of specific Company and/or business unit performance measures established by the Committee at the beginning of the fiscal year, and (2) a qualitative component based on the attainment of specific goals or objectives also established at the beginning of the fiscal year. For the fiscal year ended May 31, 1995, the Company paid a total of $78,042 to those employees participating in the Executive Incentive Plan.

Long Term Incentives

      1994 Stock Option Plan. The Company's 1994 Stock Option Plan is designed to align a portion of the executive compensation program with stockholder interests. The 1994 Stock Option Plan provides for the grant of options to employees, directors, officers and consultants to purchase up to 400,000 shares of Common Stock of the Company. The 1994 Stock Option Plan was adopted at the Annual Meeting of Stockholders on November 1, 1994.

      The Committee believes that stock options provide greater incentives to executives to improve the performance of the Company and thereby increase the value of its stock. It is only by increasing the Company's stock price that executives are able to realize the economic value of stock options.
The Committee believes that this more closely aligns the interests of the Company's officers with those of the Company's stockholders.

      The Committee administers the 1994 Stock Option Plan and determines which officers will receive stock options, the number of shares subject to each stock option, the vesting schedule of the options, and the other terms and provisions of the options granted. When recommending option awards, the following guidelines were used: (i) the individual's current contribution to Company performance, (ii) the anticipated contribution in meeting the Company's long term strategic performance goals, and (iii) the employee's ability to impact corporate and/or business unit results.

      During the fiscal year ended May 31, 1995, no stock options were granted to Directors or executive officers of the Company.

CEO Compensation

      As described above under the heading "Employment Contracts", Mr. Rasmussen's compensation is governed by an Employment Agreement dated January 1, 1994, as amended on December 16, 1994.

      During the 1995 fiscal year, pursuant to the terms of his Employment Agreement, Mr. Rasmussen received (i) a base salary of $198,282 for fiscal 1995, and (ii) an annual payment of $226,215 representing deferred compensation for his retirement which Mr. Rasmussen must use for the purpose of purchasing an annuity contract.

                                      The Compensation Committee of the
                                       Board of Directors

                                      Norman L. Rasmussen
                                      Glenn P. Strehle


                           PERFORMANCE COMPARISON

      The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested on May 31, 1990 in each of (i) the Company's Common Stock, (ii) the NASDAQ Stock Market--US Index, and (iii) a peer group. The peer group is composed of AmeriData Technologies, Inc. (formerly known as Sage Technologies, Inc.), Dataflex Corporation, Inacom, Technalysis Corporation, and SHL Systemhouse, Inc. The historical information set forth below is not necessarily indicative of future performance.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
    AMONG SOFTECH, INC., THE NASDAQ STOCK MARKET-US INDEX AND A PEER GROUP


                                         Cumulative Total Return
                                 ---------------------------------------
                                 5/90   5/91   5/92   5/93   5/94   5/95
                                 ----   ----   ----   ----   ----   ----

      Softech, Inc.              100     62     55     84    183    114
      Peer Group                 100     86    175    177    130    106
      Nasdaq Stock Market--US    100    114    133    160    169    201

             RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors has selected Coopers & Lybrand as the independent accountants of the Company for the fiscal year ending May 31, 1996. The Board believes, however, that it is desirable to obtain stockholder ratification of the selection of the Company's auditors. That firm has acted as independent accountants for the Company since 1975. A representative of Coopers & Lybrand is expected to be present at the Annual Meeting to make a statement if he wishes to do so and to respond to appropriate stockholder questions.

      During the fiscal year ended May 31, 1995, the Company engaged Coopers & Lybrand for the purpose of performing audit services. For this purpose, "audit services" include: examination of annual fiscal statements; review and consultation in connection with filings of annual reports and registration statements with the SEC; consultation on accounting matters; preparation of reports to management covering recommendations on accounting, internal control and similar matters; meetings with the Audit Committee; and audits of employee benefit plans.

      Ratification will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting. If the stockholders do not ratify the selection of the Company's independent auditors, the Board of Directors will reconsider its selection.

      The Board of Directors recommends a vote FOR this proposal.


               SUBMISSION OF PROPOSALS FOR 1996 ANNUAL MEETING

      In order for any stockholder proposal to be considered for inclusion in the Board of Directors' proxy statement for the Company's 1996 Annual Meeting, it must be received by the Clerk of the Company at the principal executive offices of the Company, 460 Totten Pond Road, Waltham, Massachusetts 02154 on or before May 31, 1996. Such a proposal must comply with the requirements as to form and substance established by the Company's By-Laws and applicable laws and regulations in order to be included in the proxy statement.